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                                                                   Exhibit 23.1

                        Consent of Independent Auditors

   We consent to the incorporation by reference in the Registration Statement (Form S-3 No. 333-30786) and in the related Prospectus, the Registration Statements (Form S-4 Nos. 333-73454, 333-73786) and in the related Prospectus, and the Registration Statements (Form S-8 Nos. 2-90239, 2-92331, 2-96361, 33-30769, 33-31496, 33-31500, 33-38579, 33-50699, 33-52291, 33-58447, 33-65179,
333-22947, 333-30459, 333-45231, 333-35836, 333-70232) of Hewlett-Packard
Company of our report dated November 13, 2001 (except for Note 19, as to which the date is December 6, 2001), with respect to the consolidated financial statements and schedule of Hewlett-Packard Company included in the Annual Report (Form 10-K) for the year ended October 31, 2001.

                                          /s/  Ernst & Young LLP

San Jose, California
January 28, 2002